                                                                    EXHIBIT 99.2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Owners of the
 Existing Investors Property Group:

We have audited the accompanying combined balance sheets of the Existing Investors Property Group, as defined in Note 1, as of December 31, 1997 and 1996, and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the management of the Existing Property Investors. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Existing Investors Property Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic com-bined financial statements taken as a whole. The schedule listed in the index of financial statements is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic finan-cial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                       Arthur Andersen LLP

Boston, Massachusetts
July 13, 1998

                       EXISTING INVESTORS PROPERTY GROUP

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                   --------------------------
                                                    YEARS ENDED DECEMBER 31,
                                                   --------------------------
                                                           1997          1996
                                                   ------------  ------------
ASSETS
Rental properties                                  $    417,138  $    336,836
Accumulated depreciation                                (39,525)      (32,528)
                                                   ------------  ------------
                                                        377,613       304,308
Cash and Cash Equivalents                                 2,742         2,423
Rents and other receivables, net of allowance for
 doubtful accounts of $0 and $339, respectively           6,210         4,810
Restricted cash                                              27            71
Lease acquisition costs, net of accumulated
 amortization of $7,467 and $5,721, respectively          6,459         6,808
Other assets                                                217           312
                                                   ------------  ------------
 Total Assets                                      $    393,268  $    318,732
                                                   ============  ============
LIABILITIES AND OWNERS' EQUITY
Mortgage debt                                      $     18,433  $     19,292
Due to Related Parties                                   27,476         3,668
Accounts payable and accrued expenses                     4,713         3,608
Other liabilities                                         1,046           878
                                                   ------------  ------------
 Total Liabilities                                       51,668        27,446
                                                   ------------  ------------
Contingencies (Note 8)
Owners' Equity                                          341,600       291,286
                                                   ------------  ------------
 Total Liabilities and Owners' Equity              $    393,268  $    318,732
                                                   ============  ============



    The accompanying notes are an integral part of these combined financial statements.

                       EXISTING INVESTORS PROPERTY GROUP

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                               ---------------------------
                               YEARS ENDED DECEMBER 31,
                               ---------------------------
                                   1997      1996     1995
                               --------  -------- --------
REVENUES
Rental                         $ 33,417  $ 29,736 $ 24,691
Tenant reimbursements             6,388     4,917    3,759
Other rental                        611       334      199
Interest                            138       193      145
                               --------  -------- --------
 Total Revenues                  40,554    35,180   28,794
                               --------  -------- --------
EXPENSES
Real estate taxes                 5,932     5,037    3,979
Management fees                   2,352     1,889    1,522
Property operating costs            520       755      648
Maintenance and repairs             550       504      393
Grounds care                        274       298      218
Professional services               302       214      194
Insurance                           298       210      151
Bad debt, net of recoveries        (247)      383      156
Other                               223        70       75
Interest                          2,134     1,931    2,097
Depreciation and amortization     8,953     7,966    7,118
                               --------  -------- --------
 Total Expenses                  21,291    19,257   16,551
                               --------  -------- --------
Net income                     $ 19,263  $ 15,923 $ 12,243
                               ========  ======== ========



    The accompanying notes are an integral part of these combined financial statements.

                       EXISTING INVESTORS PROPERTY GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                              FOR THE YEARS ENDED

                        DECEMBER 31, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                  --------
Owners' Equity, December 31, 1994                 $213,203
  Contributions                                     50,326
  Distributions                                    (14,143)
  Net income for the year ended December 31, 1995   12,243
                                                  --------
Owners' Equity, December 31, 1995                  261,629
  Contributions                                     35,228
  Distributions                                    (21,494)
  Net income for the year ended December 31, 1996   15,923
                                                  --------
Owners' Equity, December 31, 1996                  291,286
  Contributions                                     55,973
  Distributions                                    (24,922)
  Net income for the year ended December 31, 1997   19,263
                                                  --------
Owners' Equity, December 31, 1997                 $341,600
                                                  ========



    The accompanying notes are an integral part of these combined financial statements.

                       EXISTING INVESTORS PROPERTY GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                 ----------------------------
                                                 YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                     1997      1996      1995
                                                 --------  --------  --------
OPERATING ACTIVITIES
Net income                                       $ 19,263  $ 15,923  $ 12,243
Adjustments to reconcile net income to net cash
 provided by operating activities--
Depreciation and amortization adjustments           8,953     7,966     7,118
Rent normalization adjustments                       (346)     (519)     (993)
Changes in assets--(increase) decrease
  Rents and other receivables                      (1,054)    1,750       196
  Restricted cash                                      44       282       265
  Other assets                                         20        25       184
Changes in liabilities--increase (decrease)
  Accounts payable and accrued liabilities          1,105         2       705
  Other liabilities                                   168       266      (317)
                                                 --------  --------  --------
Net cash provided by operations                    28,153    25,695    19,401
                                                 --------  --------  --------
INVESTING ACTIVITIES
Property acquisitions                             (77,264)  (33,485)  (49,677)
Payments for capital expenditures and lease
 acquisition costs                                 (4,570)   (5,581)   (4,038)
Deferred financing costs                               --        (8)     (153)
                                                 --------  --------  --------
Net cash (used in) investing activities           (81,834)  (39,074)  (53,868)
                                                 --------  --------  --------
FINANCING ACTIVITIES
Capital contributions                              55,973    35,228    50,326
Distributions                                     (24,922)  (21,494)  (14,143)
Mortgage loan proceeds                                 --        --    10,865
Repayments of mortgage loans                         (859)     (791)  (11,390)
Advances from related parties, net                 23,808       261        22
                                                 --------  --------  --------
Net cash provided by financing activities          54,000    13,204    35,680
                                                 --------  --------  --------
Net (decrease) increase in Cash and Cash
 Equivalents                                          319      (175)    1,213
Cash and Cash Equivalents, Beginning of Year        2,423     2,598     1,385
                                                 --------  --------  --------
Cash and Cash Equivalents, End of Year           $  2,742  $  2,423  $  2,598
                                                 ========  ========  ========
Supplemental Information, Interest paid during
 the year                                        $  1,718  $  1,730  $  1,909
                                                 ========  ========  ========

    The accompanying notes are an integral part of these combined financial statements.

                       EXISTING INVESTORS PROPERTY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

Existing Investors Property Group (EIP Group) is not a legal entity but rather a combination of all the assets, liabilities and operations for 79 industrial buildings (as of December 31, 1997) that are owned by certain real estate title holding corporations, general partnerships and a retirement plan. EIP Group properties are located in selected markets in the United States and were man-aged, leased and renovated by Cabot Partners Limited Partnership (Cabot Part-ners), the investment manager, under separate investment management agreements with each owner through February 3, 1998 (see Note 2). The accompanying finan-cial statements include all of the direct and indirect costs of the business of EIP Group. Refer to Schedule III for a detailed listing of the industrial prop-erties included in the financial statements for the year ended December 31, 1997. A summary of EIP Group as of December 31, 1997 is as follows:

                                                        ---------------------
                                                        NUMBER OF
PROPERTY OWNER                                          BUILDINGS SQUARE FEET
--------------                                          --------- -----------
CP Investment Properties, Inc.                                 47   5,376,068
CP REPROP, Corp.                                                9   1,800,400
Properties owned by two real estate title holding
 companies and a limited partnership by the New York
 State Teachers' Retirement System                             14   2,767,182
Six general partnerships owned by C-M Holdings Limited
 Partnership                                                    7     895,169
State of Wisconsin Investment Board                             2     376,440
                                                        --------- -----------
 Total                                                         79  11,215,259
                                                        ========= ===========

2. FORMATION TRANSACTIONS

Under the provisions of the Contribution Agreement executed by each property owner, on February 4, 1998, EIP Group contributed all of its properties to Cabot Industrial Trust (the Company) or a subsidiary partnership, Cabot Indus-trial Properties, L.P. (the Operating Partnership) and received common shares from the Company or units from the Operating Partnership. It is anticipated that the Company will seek to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The impact of these transactions is not reflected in the accompanying combined financial statements.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination
The accompanying financial statements have been presented on a combined basis, at historical cost, because EIP Group was under the common management of Cabot Partners through investment advisory agreements. All significant intercompany transactions and balances have been eliminated in combination.

Rental Properties
Rental properties, which consist of industrial warehouses, are stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements that improve or extend the useful life of the assets are capitalized. Except for amounts attributed to land, rental property and improvements are depreciated over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are as follows:

                                         -------------
                                             ESTIMATED
             ASSET CATEGORY                USEFUL LIFE
             --------------              -------------
             Buildings and improvements  10 - 40 years
             Tenant improvements         Life of lease

                       EXISTING INVESTORS PROPERTY GROUP

                             (DOLLARS IN THOUSANDS)


Properties consisted of the following at December 31, 1997 and 1996:

                                   -----------------
                                    DECEMBER 31,
                                   -----------------
                                       1997     1996
                                   -------- --------
       Land                        $ 84,462 $ 74,939
       Buildings and improvements   332,676  261,897
                                   -------- --------
        Total                      $417,138 $336,836
                                   ======== ========

EIP Group adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement did not have an impact on EIP Group's financial position, results of operations or liquidity.

Lease Acquisition Costs
Capitalized lease acquisition costs are recorded at cost. These costs are amor-tized over the respective lives of the leases. Unamortized costs are charged to expense in the event of any early termination of the lease.

Loan Costs
Capitalized loan costs are recorded at cost and are included in other assets. These costs are amortized over the term of the respective financings on a straight-line basis. Loan costs, net of accumulated amortization of $328 and $253 as of December 31, 1997 and December 31, 1996, respectively, were approxi-mately $119 and $194, respectively.

Rental Income
All leases are classified as operating leases. Certain leases provide for min-imum rent payments that increase during the term of the lease and tenant occu-pancy during periods for which no rent is due. EIP Group records rental income for the full term of each lease on a straight-line basis. As of December 31, 1997 and December 31, 1996, the receivables from tenants, net of reserves, which EIP Group expects to collect over the remaining life of these leases rather than currently, were approximately $4,444 and $4,098, respectively (De-ferred Rent). The amounts included in rental income for the years ended December 31, 1997, 1996 and 1995, which are not currently due, were approxi-mately $346, $519 and $993, respectively. Deferred Rent is not recognized for income tax purposes until received.

Cash Equivalents
EIP Group invests excess funds in short-term investments with original maturi-ties of less than three months. For the purpose of the statements of cash flows, all such investments are considered cash equivalents.

Restricted Cash
Restricted cash represents amounts committed for security deposits and utility deposits. Certain of these amounts may be reduced upon the fulfillment of cer-tain obligations.

Fair Value of Financial Instruments
Management believes that the carrying basis of EIP Group mortgage loans approx-imated their respective fair market values as of December 31, 1997 and 1996. The current value of debt was computed by discounting the projected debt service payments for each loan based on the spread between the market rate and the effective rate, including the amortization of loan origination costs, for each year. In addition, the carrying values of cash and cash equivalents, restricted cash, escrow deposits, rents receivable (excluding Deferred Rent), accounts payable and accrued expenses are reasonable estimates of their fair value.

Income Taxes
The properties were owned in tax-exempt real estate title holding companies, general partnerships or directly by qualified pension plans. Since the taxable operating results of EIP Group are either included in the income tax returns of tax-

                       EXISTING INVESTORS PROPERTY GROUP

                             (DOLLARS IN THOUSANDS)

exempt entities or the owners, no provision for state and federal income taxes has been reflected in these combined financial statements.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications
Certain reclassifications have been made to the prior year financial statements to make them consistent with current year presentation.

4. MORTGAGE DEBT

As of, December 31, 1997 and 1996, EIP Group had outstanding fixed rate mort-gage indebtedness as follows:

                                                            ---------------
                                                            DECEMBER 31,
                                                            ---------------
                                                               1997    1996
                                                            ------- -------
Three mortgage loans at fixed interest rate of 8.375%, due
 February 1, 1998                                           $13,193 $13,813
Three mortgage loans at fixed interest rates ranging from
 7.95% to 8.05%,
 due January 1, 2003                                          5,240   5,479
                                                            ------- -------
Total mortgage loans payable                                $18,433 $19,292
                                                            ======= =======

Payments on mortgage debt are due in monthly installments of principal and interest. The weighted average interest rate was approximately 8.3% as of December 31, 1997 and 1996. The mortgage loans are secured by deeds of trust on six properties and all the loans are subject to prepayment penalties based on a yield maintenance formula in the event of early repayment.

Scheduled payments of principal on mortgage debt as of December 31, 1997 are summarized as follows:

                         -------
                   1998  $13,452
                   1999      281
                   2000      304
                   2001      329
                   2002    4,067

All EIP Group outstanding mortgage indebtedness was repaid or assumed by the Company or the Operating Partnership in conjunction with the Formation Transac-tions (see Note 2).

5. FUTURE MINIMUM RENTS

Future minimum rental receipts due on noncancellable operating leases for the industrial properties as of December 31, 1997 were as follows:

                               --------
                   1998        $ 37,634
                   1999          31,807
                   2000          24,812
                   2001          19,147
                   2002          13,904
                   Thereafter    37,134
                               --------
                               $164,438
                               ========

The above amounts do not include additional rental receipts that will become due as a result of the expense pass-through and escalation provisions in the leases. EIP Group is subject to the usual business risks associated with the collection of the above scheduled rents.

                       EXISTING INVESTORS PROPERTY GROUP

                             (DOLLARS IN THOUSANDS)


6. TRANSACTIONS WITH THE INVESTMENT MANAGER

Under the provisions of the separate investment management agreements, EIP Group is obligated to pay Cabot Partners acquisition, asset management and property management fees. Acquisition fees are payable based on a percentage of acquisition cost (ranging from .90 to 1.50%), asset management fees are payable based on a percentage (ranging from .4 to .6%) of the properties' fair market value or a percentage (ranging from 6 to 7%) of the properties' net operating income and property management fees are payable on certain properties based on 2.25% of gross receipts. Fees incurred under the agreements were as follows:

                            ----------------------------------
                             FOR THE YEARS ENDED DECEMBER 31,
                            ----------------------------------
                                   1997        1996      1995
                            ----------- ----------- ----------
       FEE INCURRED
       Asset management     $     1,529 $     1,244 $     981
       Acquisition                  720         360       504
       Property management          596         482       437

At December 31, 1997 and 1996, total fees payable to Cabot Partners were $546 and $343, respectively.

Acquisition fees are capitalized to Rental Properties in the accompanying com-bined balance sheets and property and asset management fees are expensed as incurred and included in Management Fees in the accompanying combined state-ments of income.

7. DUE TO RELATED PARTIES

Four properties held in general partnerships incurred capital expenditures, leasing costs and operating deficits that were funded through cash advances from the general partners. The advances accrue interest at prime plus 1.5% (10.0% as of December 31, 1997) and are payable out of cash flows after third-party debt service of the property. Five properties held by tax exempt entities had debt payable to their sole shareholder. Such debt accrues interest at the prime rate (8.5% as of December 31, 1997). Interest expense related to the advances was $570, $299 and $314 for the years ended December 31, 1997, 1996 and 1995, respectively.

8. COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk
EIP Group maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of EIP Group believes the risk is not significant.

Environmental
EIP Group, as an owner of real estate, is subject to various environmental laws of federal and local governments. EIP Group made certain representations and warranties to the Company in the Contribution Agreement entered into among the parties in connection with the Formation Transactions (see Note 2), with respect to environmental and certain other matters. Compliance by EIP Group with existing laws has not had a material adverse effect on EIP Group's finan-cial condition and results of operations, and management does not believe it will have such an impact in the future.

Litigation
Management of EIP Group does not believe there is any litigation threatened against it other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance, none of which is expected to have a material adverse effect on the operating results or financial position of EIP Group.

                                                                    SCHEDULE III

                       EXISTING INVESTORS PROPERTY GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                COSTS
                                                                             CAPITALIZED              GROSS AMOUNT
                                                                              SUBSEQUENT             CARRIED AS OF
                                                        INITIAL COST        TO ACQUISITION         DECEMBER 31, 1997
                                                    --------------------- ------------------ ------------------------------
                                                            BUILDINGS AND      BUILDINGS AND         BUILDINGS AND
PROPERTY NAME(8)  LOCATION             ENCUMBRANCES  LAND   IMPROVEMENTS  LAND IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL(7)
----------------  --------             ------------ ------- ------------- ---- ------------- ------- ------------- --------
South 63rd
Avenue            Phoenix, AZ                   --  $   528       $ 3,953  --         $  --  $   528       $ 3,953  $ 4,481
North 104th
Avenue            Tolleson, AZ                  --      651         5,948  --             33     651         5,981    6,632
South 84th
Avenue            Tolleson, AZ                  --      553         5,116  --            187     553         5,303    5,856
South 55th
Avenue            Phoenix, AZ                   --      261         2,161  --            --      261         2,161    2,422
North 47th
Avenue            Phoenix, AZ                   --      423         3,492  --             41     423         3,533    3,956
Brisbane
Industrial
Park(1)           Brisbane, CA                  --   10,519        17,011  --            717  10,519        17,728   28,247
South Vintage
Avenue(2)         Ontario, CA                   --    2,896        15,836  --             96   2,896        15,932   18,828
East Jurupa
Street            Ontario, CA                   --      409         2,217  --            284     409         2,501    2,910
Santa Anita
Avenue            Rancho Cucamonga, CA          --    1,200         6,491  --             81   1,200         6,572    7,772
East Dyer Road    Santa Ana, CA                 --    8,160        10,432  --          2,162   8,160        12,594   20,754
Huntwood Avenue   Hayward, CA                   --      880         3,463  --            --      880         3,463    4,343
South
Rockefeller
Avenue            Ontario, CA                   --      870         5,056  --            --      870         5,056    5,926
Pepes Farm Road   Milford, CT                   --    1,637         8,787  --            622   1,637         9,409   11,046
Kingspointe
Parkway           Orlando, FL                   --      600         2,581  --             87     600         2,668    3,268
West 73rd
Street, Building
1                 Bedford Park, IL              --    1,333         4,819  --             56   1,333         4,875    6,208
West 73rd
Street, Building
2                 Bedford Park, IL              --    2,148         8,258  --             69   2,148         8,327   10,475
West 73rd
Street, Building
3                 Bedford Park, IL              --      986         5,395  --             82     986         5,477    6,463
Harvester Drive   Chicago, IL                   --      763         5,604  --            156     763         5,760    6,523
Arthur Avenue     Elk Grove, IL                 --    2,160         4,777  --            912   2,160         5,689    7,849
Western Avenue    Lisle, IL                     --      700         1,922  --            131     700         2,053    2,753
Mark Street       Wood Dale, IL                 --    2,844         9,668  --            --    2,844         9,668   12,512
High Grove Lane   Naperville, IL                --      800         3,334  --              6     800         3,340    4,140
Ambassador Road   Naperville, IL                --    1,060         6,942  --            --    1,060         6,942    8,002
Remington Street  Bolingbrook, IL               --      980         7,685  --            --      980         7,685    8,665
North State Road
#9(6)             Howe, IN                   $4,412     239         6,112  --             28     239         6,140    6,379
Holton Drive      Independence, KY              --    2,100         8,294  --              3   2,100         8,297   10,397
Empire Drive      Florence, KY                  --      212         2,456  --             57     212         2,513    2,725
                  ----------------------------------------------
                                                      DEPRECI-
                                   DATE                 ABLE
                  ACCUMULATED  CONSTRUCTED/   DATE      LIVES
PROPERTY NAME(8)  DEPRECIATION  RENOVATED   ACQUIRED IN YEARS(9)
----------------  ------------ ------------ -------- -----------
South 63rd
Avenue                  $  361      1990    05/27/94       10-40
North 104th
Avenue                     165      1995    11/26/96       10-40
South 84th
Avenue                     365      1989    04/03/95       10-40
South 55th
Avenue                      40      1986    03/27/97       10-40
North 47th
Avenue                      65      1986    03/27/97       10-40
Brisbane
Industrial
Park(1)                  3,209      1965    08/10/90       10-40
South Vintage
Avenue(2)                3,528      1986    11/20/89       10-40
East Jurupa
Street                      70      1986    11/19/96       10-40
Santa Anita
Avenue                     258      1988    06/27/96       10-40
East Dyer Road           2,491    1954/1965 04/24/89       10-40
Huntwood Avenue             29      1982    09/12/97       10-40
South
Rockefeller
Avenue                      52      1986    07/23/97       10-40
Pepes Farm Road          2,047      1980    11/07/88       10-40
Kingspointe
Parkway                     67      1991    12/30/96       10-40
West 73rd
Street, Building
1                          880      1982    09/13/90       10-40
West 73rd
Street, Building
2                        1,506      1986    09/13/90       10-40
West 73rd
Street, Building
3                          992      1979    09/13/90       10-40
Harvester Drive          1,437      1974    07/05/88       10-40
Arthur Avenue            1,322      1978    06/27/88       10-40
Western Avenue             474    1970/1985 06/27/88       10-40
Mark Street              1,712      1985    12/14/90       10-40
High Grove Lane            250      1994    01/11/95       10-40
Ambassador Road             34      1997    10/09/97       10-40
Remington Street            36      1996    10/07/97       10-40
North State Road
#9(6)                    1,237      1988    12/01/89       10-40
Holton Drive               207      1996     07/6/96       10-40
Empire Drive               300      1991    04/06/93       10-40

                       EXISTING INVESTORS PROPERTY GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                COSTS
                                                                             CAPITALIZED             GROSS AMOUNT
                                                                              SUBSEQUENT             CARRIED AS OF
                                                         INITIAL COST       TO ACQUISITION         DECEMBER 31, 1997
                                                     -------------------- ------------------ -----------------------------
                                                            BUILDINGS AND      BUILDINGS AND        BUILDINGS AND
PROPERTY NAME(8)  LOCATION              ENCUMBRANCES  LAND  IMPROVEMENTS  LAND IMPROVEMENTS   LAND  IMPROVEMENTS  TOTAL(7)
----------------  --------              ------------ ------ ------------- ---- ------------- ------ ------------- --------
Technology Drive  Auburn, MA                     --  $  663       $ 2,050  --         $  344 $  663        $2,394  $ 3,057
First Avenue      Needham, MA                    --   2,530         3,120  --            873  2,530         3,993    6,523
John Hancock
Road(6)           Taunton, MA                 $1,560    257         1,753  --            133    257         1,886    2,143
Tar Bay Drive     Jessup, MD                     --   1,415         5,111  --             13  1,415         5,124    6,539
The Crysen
Center(3)         Jessup, MD                     --   1,662         4,470  --            232  1,662         4,702    6,364
Oceano Avenue     Jessup, MD                     --   1,629         7,940  --             49  1,629         7,989    9,618
Sysco Court(6)    Grand Rapids, MI             2,187    354         2,452  --            --     354         2,452    2,806
Lakefront Drive   Earth City, MO                 --   1,320         4,799  --            --   1,320         4,799    6,119
Industrial Drive
South(6)          Gluckstadt, MS               3,574    320         4,325  --            --     320         4,325    4,645
Old Charlotte
Highway(4)(6)     Monroe, NC                   5,207  2,311         6,137  --            --   2,311         6,137    8,448
Reames Road       Charlotte, NC                  --     365         2,939  --            --     365         2,939    3,304
Birch Creek Road  Bridgeport, NJ                 --      24         4,858 $330         1,824    354         6,682    7,036
South Middlesex
Avenue, Building
1                 Cranbury, NJ                   --   1,300         6,817  --             42  1,300         6,859    8,159
South Middlesex
Avenue, Building
2                 Cranbury, NJ                   --   1,400         5,470  --             40  1,400         5,510    6,910
Pierce Street     Franklin Township, NJ          --   1,400         5,635  --             64  1,400         5,699    7,099
Herrod Boulevard  South Brunswick, NJ            --   2,600        15,721  --            --   2,600        15,721   18,321
International
Street            Columbus, OH                   --     517         3,537  --            --     517         3,537    4,054
Twin Creek Drive  Columbus, OH                   --     705         4,071  --             30    705         4,101    4,806
Lake Forest
Drive, Building
1                 Blue Ash, OH                   --     460         5,920  --            --     460         5,920    6,380
Lake Forest
Drive, Building
2                 Blue Ash, OH                   --     420         4,357  --            --     420         4,357    4,777
Creek Road        Blue Ash, OH                   --     439         3,950  --            --     439         3,950    4,389
Ritter Road(6)    Mechanicsburg, PA            1,493    332         1,460  --            --     332         1,460    1,792
Pilot Drive       Memphis, TN                    --   1,364         6,334  --            --   1,364         6,334    7,698
113th Street      Arlington, TX                  --     506         1,855  --             17    506         1,872    2,378
Airline Drive,
Building 1        Coppell, TX                    --     316         1,850  --            --     316         1,850    2,166
Airline Drive,
Building 2        Coppell, TX                    --     696         3,491  --            --     696         3,491    4,187
                  ----------------------------------------------
                                                      DEPRECI-
                                   DATE                 ABLE
                  ACCUMULATED  CONSTRUCTED/   DATE      LIVES
PROPERTY NAME(8)  DEPRECIATION  RENOVATED   ACQUIRED IN YEARS(9)
----------------  ------------ ------------ -------- -----------
Technology Drive        $  505      1973    01/30/89       10-40
First Avenue               737    1961/1992 01/16/90       10-40
John Hancock
Road(6)                    363      1986    12/01/89       10-40
Tar Bay Drive              897      1990    12/20/90       10-40
The Crysen
Center(3)                  845      1985    08/09/90       10-40
Oceano Avenue            1,491      1987    06/28/90       10-40
Sysco Court(6)             492      1985    12/01/89       10-40
Lakefront Drive            310      1995    06/15/95       10-40
Industrial Drive
South(6)                   868      1988    12/01/89       10-40
Old Charlotte
Highway(4)(6)            1,232    1957/1972 12/01/89       10-40
Reames Road                147      1994    02/22/96       10-40
Birch Creek Road           668    1991/1997 10/22/92       10-40
South Middlesex
Avenue, Building
1                          512      1989    01/17/95       10-40
South Middlesex
Avenue, Building
2                          411      1982    06/02/95       10-40
Pierce Street              282      1984    08/18/95       10-40
Herrod Boulevard            76      1989    10/22/97       10-40
International
Street                     185      1988    11/21/95       10-40
Twin Creek Drive           314      1989    12/01/94       10-40
Lake Forest
Drive, Building
1                           11      1978    12/18/97       10-40
Lake Forest
Drive, Building
2                            9      1979    12/18/97       10-40
Creek Road                   8      1983    12/18/97       10-40
Ritter Road(6)             293      1986    12/01/89       10-40
Pilot Drive                370      1987    09/05/95       10-40
113th Street               261      1979    07/20/92       10-40
Airline Drive,
Building 1                 218      1991    04/23/93       10-40
Airline Drive,
Building 2                 411      1990    04/23/93       10-40

                       EXISTING INVESTORS PROPERTY GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                          COSTS
                                                                       CAPITALIZED              GROSS AMOUNT
                                                                        SUBSEQUENT             CARRIED AS OF
                                                  INITIAL COST        TO ACQUISITION         DECEMBER 31, 1997
                                              --------------------- ------------------ ------------------------------
                                                      BUILDINGS AND      BUILDINGS AND         BUILDINGS AND          ACCUMULATED
PROPERTY NAME(8)  LOCATION       ENCUMBRANCES  LAND   IMPROVEMENTS  LAND IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL(7) DEPRECIATION
----------------  --------       ------------ ------- ------------- ---- ------------- ------- ------------- -------- ------------
North Lake Drive  Coppell, TX             --  $ 1,165      $  3,636 $ 68           --  $ 1,233      $  3,636 $  4,869      $   428
Diplomat Drive    Carrollton, TX          --      110         2,447  --            --      110         2,447    2,557           20
Luna Road         Carrollton, TX          --    1,020         6,506  --            --    1,020         6,506    7,526           31
Oakville
Industrial
Park(5)           Alexandria, VA          --   10,552        19,806  --        $ 2,578  10,552        22,384   32,936        3,996
                                      ------- -------      -------- ----       ------- -------      -------- --------      -------
 Totals                               $18,433 $84,064      $320,627 $398       $12,049 $84,462      $332,676 $417,138      $39,525
                                      ======= =======      ======== ====       ======= =======      ======== ========      =======
                  ---------------------------------
                                         DEPRECI-
                      DATE                 ABLE
                  CONSTRUCTED/   DATE      LIVES
PROPERTY NAME(8)   RENOVATED   ACQUIRED IN YEARS(9)
----------------  ------------ -------- -----------
North Lake Drive          1982 05/12/93       10-40
Diplomat Drive            1997 09/19/97       10-40
Luna Road                 1997 10/17/97       10-40
Oakville
Industrial
Park(5)                   1948 02/28/90       10-40
 Totals

----
(1) Brisbane Industrial Park consists of fourteen buildings.
(2) South Vintage Avenue consists of two buildings.
(3) The Crysen Center consists of two buildings.
(4) Old Charlotte Highway consists of two buildings.
(5) Oakville Industrial Park consists of six buildings.
(6) The loans encumbering these properties are subject to cross default provi-sions.
(7) The aggregate cost for federal income tax purposes as of December 31, 1997 was approximately $417 million.
(8) All buildings within schedule are industrial properties.
(9)Buildings are depreciated over 40 years and certain improvements are depre-ciated over their expected life.

                       EXISTING INVESTORS PROPERTY GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                             (DOLLARS IN THOUSANDS)

The changes in the total investment in real estate for the years ended December 31, 1997, 1996, 1995 are as follows:

                                       --------------------------
                                           DECEMBER 31,
                                       --------------------------
                                           1997     1996     1995
                                       -------- -------- --------
       Balance, beginning of the year  $336,836 $301,059 $250,387
       Acquisitions                      77,264   33,485   49,677
       Improvements                       3,038    2,292      995
                                       -------- -------- --------
       Balance, end of year            $417,138 $336,836 $301,059
                                       ======== ======== ========

The changes in accumulated depreciation for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                       -----------------------
                                        DECEMBER 31,
                                       -----------------------
                                          1997    1996    1995
                                       ------- ------- -------
       Balance, beginning of the year  $32,528 $26,430 $20,936
       Depreciation                      6,997   6,098   5,494
                                       ------- ------- -------
       Balance, end of year            $39,525 $32,528 $26,430
                                       ======= ======= =======